Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation in the Registration Statement on Form S-3 Amendment No. 3 of Planet Green Holdings Corporation (the “Company”) of our report dated January 20, 2022, relating to the audit of the balance sheets of Shandong Yunchu Supply Chain Co., Ltd. as of December 31, 2020 and 2019 and the related statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for the two year period ended December 31, 2020, and the related notes.

We hereby consent to the incorporation in the Registration Statement on Form S-3 Amendment No. 3 of Planet Green Holdings Corporation (the “Company”) of our report dated March 31, 2022, relating to the audit of the consolidated balance sheets of Planet Green Holdings Corporation and its subsidiaries as of December 31, 2021 and 2020 and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for the two year period ended December 31, 2021, and the related notes.

We hereby consent to the incorporation in the Registration Statement on Form S-3 Amendment No. 3 of Planet Green Holdings Corporation (the “Company”) of our report dated April 21, 2022, relating to the audit of the consolidated balance sheets of Allinyson Ltd. and its subsidiaries as of December 31, 2021 and 2020 and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for the two year period ended December 31, 2021, and the related notes.

We also consent to the reference of WWC, P.C., as an independent registered public accounting firm, as experts in matters of accounting and auditing.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
December 5, 2022	Certified Public Accountants
PCAOB ID: 1711